                                                                    Exhibit 11.1

                     Computation of Shares Used in Computing
                              Net Income Per Share

                                                     Three Months Ended
                                                 --------------------------

                                                  March 30,       March 29,
                                                    1996            1997
                                                 ----------      ----------
Common shares, beginning of period               4,685,306       8,534,199
Common stock equivalents                           718,268         798,046
SAB shares (1)                                     129,675         101,042
Treasury stock buyback                             (53,355)       (278,412)
Weighted average shares issued                      44,135          65,051
                                                 ---------       ---------
                                                 5,524,029       9,219,926
                                                 =========       =========

(1) In accordance with SEC Staff Accounting Bulletin No. 83 ("SAB" No. 83"), issuance of Common Stock and common stock equivalents one year prior to the initial filing date of the registration statement at share prices below the public offering price of $9.50 per share, are considered to have been made in anticipation of the public offering and have been included as if the shares were outstanding for all periods presented until issued and outstanding using the treasury stock method.